Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Nos. 333-219864, 333-174507 and 333-169100) on Form S-8 of Ameresco, Inc. and Subsidiaries (the “Company”) of our report dated March 7, 2018, relating to the consolidated financial statements as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, which appears in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ RSM US LLP

Boston, Massachusetts
March 7, 2018